UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2022

STRYVE FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38785	87-1760117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5801 Tennyson Parkway, Suite 275 Plano, TX	75024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 987-5130

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SNAX	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	SNAXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On May 12, 2022, Stryve Foods, Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended March 31, 2022.

The earnings press release is furnished as Exhibit 99.1 under Item 9.01 of this Current Report on Form 8-K and is incorporated herein by reference. The information in this Item 2.02, including the Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2022, the Company appointed Christopher J. Boever as its Chief Executive Officer effective May 23, 2022. In addition, on May 11, 2022, the Board of Directors of the Company increased the size of the Board from eight to nine directors and appointed Mr. Boever to fill the vacancy created by the expansion of the Board as a Class III Director effective May 23, 2022. In connection with the appointment of Mr. Boever, Joe Oblas will transition to the position of Chief Growth Officer.

Prior to his appointment as the Company’s Chief Executive Officer, Mr. Boever, age 54, served as the Executive Vice President and Chief Commercial Officer of The Hain Celestial Group, Inc. from February 2020 until May 6, 2022, and previously served as its Executive Vice President and Chief Customer Officer from January 2019 to February 2020. At The Hain Celestial Group, Mr. Boever oversaw the company’s commercial operations and sales and customer agenda in North America and was also responsible for helping ensure the company transformed its innovation capabilities. Mr. Boever has more than 20 years of consumer packaged foods industry experience. From 2011 to January 2018, Mr. Boever was Executive Vice President, Chief Customer Officer and President of Foodservice of Pinnacle Foods Inc., where he was responsible for overseeing its multi-billion dollar businesses to reshape and reinvigorate growth. Prior to Pinnacle, Mr. Boever served in roles of increasing responsibility in strategic planning, operations management and sales at ConAgra Brands, Inc. from 2007 to 2011 and at Hormel Foods Corporation from 1991 to 2007. Mr. Boever received a bachelor’s degree in Marketing from the University of Wisconsin – Whitewater along with continuing education programs at University of Southern California, Stanford University and the University of Minnesota. He currently sits on the Board of Directors for Snack it Forward and the Food Marketing Institute.

The Company entered into an employment agreement with Mr. Boever effective as of May 23, 2022 providing the following: (i) an annual base salary of $425,000; (ii) a one-time performance based restricted stock grant of 950,000 shares of Class A common stock subject to vesting upon reaching certain stock price hurdles ranging from $2.50 to $20.00; (iii) a one-time restricted stock grant of 500,000 shares of Class A common stock subject to time vesting annually over four years; (iv) a target bonus equal to 100% of his base salary; (v) participation in the Company’s employee benefit plans; and (vi) four (4) weeks of vacation. The employment agreement contains severance provisions which provide that upon the termination of his employment without Cause (as described in the employment agreement) or his voluntary resignation for a Good Reason (as described in the employment agreement), he will receive severance compensation payable over a twelve-month period equal to twelve months of base salary and 100% of the target bonus amount. Any severance payments are conditioned on the execution of a general release in favor of the Company. In addition, Mr. Boever agreed to relocate to Dallas, Texas no later than July 5, 2022 and was provided with a relocation bonus of $23,000. Mr. Boever will not receive any additional compensation for his service as a director.

There are no family relationships between Mr. Boever and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. Boever that would require disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Boever and any other person, in each case, pursuant to which Mr. Boever was appointed to serve on the Board.

A copy of the employment agreement with Mr. Boever is filed herewith as Exhibit 10.1 and the foregoing description is qualified by reference to the full text thereof.

Item 9.01 Financial Statements and Exhibits.

10.1	Employment Agreement dated May 23, 2022
99.1	Earnings press release dated May 12, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2022

STRYVE FOODS, INC.

By:	/s/ Joe Oblas
Name:	Joe Oblas
Title:	CEO